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                                                                     Exhibit 5.1


                     [LETTERHEAD OF SULLIVAN & CROMWELL LLP]











                                                                  March 13, 2007


American International Group, Inc.
70 Pine Street,
New York, New York 10270

Ladies and Gentlemen:

     In connection with the several purchases today by the Underwriters named in
Schedule I to the Underwriting Agreement, dated March 6, 2007 (the "Underwriting Agreement"), between American International Group, Inc., a Delaware corporation (the "Company"), and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as Representatives of the several Underwriters named therein (the "Underwriters"), of $1,000,000,000 aggregate principal amount of the Company's 6.25% Series A-1 Junior Subordinated Debentures (the "Securities") issued pursuant to the Junior Subordinated Debt Indenture, dated as of March 13, 2007, as supplemented by the First Supplemental Indenture, dated as of March 13, 2007 (together, the "Indenture"), between the Company and The Bank of New York,

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                                                                             -2-

as Trustee (the "Trustee"), we, as counsel for the Company, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is our opinion that:

                  (1) The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Delaware.

                  (2) The Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

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                                                                             -3-

     The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.

     We have relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Securities conform to the specimen thereof examined by us, that the Trustee's certificates of authentication of the Securities have been manually signed by one of the Trustee's authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                                Very truly yours,



                               /s/ Sullivan & Cromwell LLP